EXHIBIT 10.3

Extension Agreement made this 12th day of June, 2006 by and between Unotech Diagnostics, Inc. (“Unotech”) and Matritech, Inc. (“Matritech”).

Whereas, the Unotech and Matritech are parties to a Contract Manufacturing Arrangement dated March 22, 2001 (the “Agreement”), and the Addendum dated June 1, 2001; and

Whereas, the Agreement is due to expire on April 22, 2007, the end of the original six year term; and

Whereas, both parties desire to extend the Agreement for one year, in accordance with the terms of the Agreement.

The parties therefore agree as follows:

1.    Unotech and Matritech mutually agree to extend the Agreement for one year to April 22, 2008.

2.    Except as expressly set forth herein, the terms and conditions of the original Agreement are hereby ratified and confirmed.

Unotech Diagnostics, Inc.	Matritech, Inc.

By: /s/ Geng-Shuen Wu Its: President Date: 6/06/06	By: /s/ David L. Corbet Its: President & COO Date: 6/12/06